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                                                                      Exhibit 21


                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT

The following list indicates each subsidiary of the Company; all are wholly-owned by the Company, except for the Hollis & Eastern Railroad Company, of which the Company owns 99.3% of the Common Stock. Republic Paperboard Company of West Virginia is a subsidiary of Republic Paperboard Company. Republic Paperboard Company of West Virginia does business under the name Halltown Paperboard Company. Each other subsidiary does business under its corporate name. The Consolidated financial statements filed herewith include the accounts of each of such subsidiaries.


            Subsidiaries                             State of Incorporation
            ------------                             ----------------------

Republic Gypsum Company                                     Oklahoma
Republic Paperboard Company                                 Kansas
Republic Paperboard Company of West Virginia                West Virginia
Hollis & Eastern Railroad Company                           Oklahoma